Exhibit 5.1

OPINION AND CONSENT OF DORSEY & WHITNEY LLP

March 20, 2013

CombiMatrix Corporation
310 Goddard, Suite 150
Irvine, California  92618

Re:	Registration Statement on Form S-3
File No. 333-176372

Ladies and Gentlemen:

We have acted as counsel to CombiMatrix Corporation, a Delaware corporation (the “Company”), in connection with the above-captioned Registration Statement on Form S-3 (“Registration Statement”), relating to the registration under the Securities Act of 1933 (the “Act”), as amended, of the Company’s Series B 6% Convertible Preferred Stock, $0.001 par value per share (the “Series B Preferred Stock”), the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), and warrants to purchase up to 275,000 shares of Common Stock (the “Warrants”), in each case pursuant to a Prospectus Supplement dated March 19, 2013 to the Prospectus dated October 17, 2011 (together, the “Prospectus”), relating to the registration by the Company of up to a total of 1,610.40 shares of Series B Preferred Stock (the “Preferred Shares”), the Warrants, up to a total of 130,000 shares of Common Stock (the “Common Shares”), up to a total of 528,000 shares of Common Stock issuable upon conversion of the Preferred Shares (the “Conversion Shares”) and up to a total of 275,000 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”).  Such securities are being issued and sold pursuant to the Securities Purchase Agreement, dated as of March 19, 2013 (the “Securities Purchase Agreement”), between the Company and the purchaser named on the signature page thereto.

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below.  In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that (i) the Preferred Shares and Common Shares have been duly authorized and, upon issuance, delivery, and payment therefor pursuant to the terms of the Securities Purchases Agreement, will be validly issued, fully paid, and nonassessable; (ii) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, the Warrants, when issued and sold pursuant to the terms of the Securities Purchase Agreement, will constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application relating to or affecting creditors’ rights and remedies, including, without limitation, fraudulent conveyance and fraudulent transfer laws, and by general principles of equity, including (without limitation) principles limiting the availability of specific performance or injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether such enforceability is considered in a proceeding in equity or at law); (iii) the Warrant Shares have been duly authorized and if, as, and when the Warrant Shares are issued and delivered by the Company in accordance with the terms of each Warrant and the Company’s Amended and Restated Certificate of Incorporation, as amended and supplemented to date by all amendments and certificates of designation thereto, including, without limitation, the payment in full of applicable consideration, the Warrant Shares will be validly issued, fully paid, and nonassessable; and (iv) the Conversion Shares have been duly authorized and if, as, and when the Conversion Shares are issued and delivered by the Company in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation, as amended and supplemented to date by all amendments and certificates of designation thereto, the Conversion Shares will be validly issued, fully paid, and nonassessable.

Our opinions expressed above are limited to the Delaware General Corporation Law and the federal laws of the United States of America, and as to the enforceability of the Warrants against the Company, the laws of the State of New York.

To the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in the Warrants, the opinion stated herein is subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402, and (ii) principles of comity or constitutionality.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed as of the date hereof and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus constituting part of the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the securities described above.

Very truly yours,

/s/ DORSEY & WHITNEY LLP